Exhibit 10.2
AMENDMENT
TO EMPLOYMENT AGREEMENT
     AGREEMENT made this 18th day of February 2009, by and between ROYAL BANCSHARES OF PENNSYLVANIA, INC. (“Corporation”), a Pennsylvania business corporation having a place of business at 732 Montgomery Avenue, Narberth, Pennsylvania 19072, ROYAL BANK AMERICA (“Bank”), a state chartered bank having a place of business at 732 Montgomery Avenue, Narberth Pennsylvania 19072, and JAMES J. MCSWIGGAN, JR. (“Executive”), an individual residing at 211 Twinings Lane, Wayne, PA 19087.
WITNESSETH:
     WHEREAS, Corporation, Bank, and Executive are presently parties to an employment agreement, dated September 22, 2006 (the “Employment Agreement”); and
     WHEREAS, Corporation, Bank, and Executive desire to amend the Employment Agreement to cover, among other things, the Executive’s appointment as both President and Chief Operating Officer of Corporation and Bank, by executing this document (the “Amendment”), effective December 25, 2008.
     NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties agree that the Employment Agreement, be further amended and interpreted as follows, effective December 25, 2008:
     1.     Appointment as President. Effective December 25, 2008, and in addition to the titles presently provided in the Employment Agreement, the Executive is appointed as President of Corporation and Bank. In such position, the Executive shall report to the Board of Directors of Corporation and Bank, and shall have such duties and responsibilities as may be assigned to Executive from time to time by the Board of Directors of Corporation and Bank, including, but not limited to, those set forth in Exhibit A of this Amendment, which may be amended from time to time by the Board of Directors of Corporation and Bank.
     2.     Salary while President. Effective January 2, 2009, during the period in which Executive serves as President of Corporation and Bank and in lieu of the amount provided in Section 4(a) of the Employment Agreement, Executive’s salary shall be an annual rate of $325,000, payable at the same times as salaries are payable to other executive employees of Corporation or Bank (the “Annual Base Salary”). Executive’s Annual Base Salary under this Section 2 shall be subject to adjustment in accordance with the following:
(a)	If Corporation’s return on assets (“ROA”) for a given year is at least .5% AND if Corporation’s return on equity (“ROE”) for a given year is at least 4%, Executive’s base salary for the subsequent year shall be increased to $335,000;
(b)	If Corporation’s ROA for a given year is at least .7% AND if Corporation’s ROE for a given year is at least 6%, Executive’s base salary for the subsequent year shall be increased to $345,000;

(c)	If Corporation’s ROA for a given year is at least .9% AND if Corporation’s ROE for a given year is at least 8%, Executive’s base salary for the subsequent year shall be increased to $355,000;
(d)	If Corporation’s ROA for a given year is at least 1.2% AND if Corporation’s ROE for a given year is at least 11%, Executive’s base salary for the subsequent year shall be increased to $365,000; and
(e)	If Corporation’s ROA for a given year is at least 1.5% AND if Corporation’s ROE for a given year is at least 15%, Executive’s base salary for the subsequent year shall be increased to $375,000.
     The following chart is provided as a summary recap of the foregoing terms and is intended to serve as an example only:

Performance Ratios	Beginning Base	ROA — 0.5% ROE — 4.0%	ROA — 0.7% ROE — 6.0%	ROA — 0.9% ROE — 8.0%	ROA — 1.2% ROE — 11.0%	ROA — 1.5% ROE — 15.0%

Fixed Base (Resets & Locks at)	$325,000	$335,000	$345,000	$355,000	$365,000	$375,000
     Executive’s Annual Base Salary, if increased under this Section because of the achievement of any of the foregoing performance ratios in a given year, shall not be decreased because of a failure to achieve such performance ratios in a subsequent year.
     Notwithstanding the foregoing, the Executive shall not be entitled to receive any increases under this Section unless and until the shareholder cash dividend program with respect to Corporation’s Class A common stock is put in effect; provided, however, that if such a shareholder dividend program could be put back into effect as a result of the favorable economic condition of Corporation and Bank and under applicable legal requirements, but the Board of Directors of Corporation fails to declare a cash dividend, this paragraph shall be null and void.
     3.     Annual Review while President. During the period in which Executive serves as President of Corporation and Bank, the Board of Directors of Corporation and/or Bank shall conduct an annual evaluation of the performance of Executive. The Chairman of the Board of Directors of Corporation shall communicate the results of such review to Executive.
     4.     Effect of This Amendment on Employment Agreement Generally. Except as otherwise provided herein, the Employment Agreement shall continue in full force and effect, including, without limitation, the covenant not to compete and the non-solicitation of customers and employees provisions of Section 9 of the Employment Agreement. Further, in the case of doubt, the Employment Agreement shall prospectively be reasonably construed in a manner consistent with the intent of this Amendment.

     IN WITNESS WHEREOF, the parties have executed this Amendment, or caused it to be executed, as of February 18, 2009.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
By:	/s/ Robert R. Tabas
	Name:	Robert R. Tabas
	Title:	Chairman and Chief Executive Officer

“Company”

ROYAL BANK AMERICA
By:	/s/ Robert R. Tabas
	Name:	Robert R. Tabas
	Title:	Chairman and Chief Executive Officer

“Bank”

/s/ James J. McSiwggan, Jr.
James J. McSwiggan, Jr.

“Executive”

EXHIBIT A
Duties and Responsibilities

Position Title:	President and COO	Department:
Reports To:	Chairman and CEO	Division:

JOB SUMMARY:
•	Direct responsibility for managing the ongoing operations of the Corporation to achieve financial stability and profitability.
•	Key participant in Corporation’s strategic planning and execution.
•	Directly manages a significant portion of the Corporation’s line and staff operations.
•	Maintains a minimum of 40 hour per week as part of the responsibilities of the President and Chief Operating Officer position, with required additional time to meet the requirements and objectives of the position.
•	Reports to the Chairman of the Board of Directors of Corporation and/or Bank and the Board of Directors of Corporation and/or Bank.
POSITION RESPONSIBILITIES:
1.	Provides key input as a member of the executive management team in the following areas (as reflected in the Bank’s Organization Chart as approved by the Board):
a.	Participates in all strategic planning and execution
b.	Provides key input and makes decisions at operational levels on a majority of the lines of businesses in the Company
c.	Is the key position for all compliance and regulatory issues, makes decisions as applicable and discusses high level decisions with entire team
d.	Has significant responsibility in all Company Committees including Chair of the Rate Committee and Co-Chair of the Executive Loan Committee
e.	Ensures that Board and staff have sufficient and up-to-date information to perform their roles
2.	Oversees and manages overall Company performance:
a.	Through the management team, oversees revenue, profit, growth, and lines of business performance
b.	Through the management team, oversees efficiency, customer service, quality, creation and delivery of products
3.	Ensures that budgets, business plans, and projects are developed, communicated, and executed according to the Company’s strategy:
a.	Establishes budgets and schedules to meet strategy
b.	Meets regularly with project teams and department heads to ensure that plans and goals are clear, follows up on plan execution, facilitates resolution of issues, evaluates and rewards people

c.	Establishes standards of performance, conducts performance reviews on direct reports, and develops performance improvement plans for senior team members
d.	Ensures that an annual plan and budget are prepared and presented to the Board
e.	Communicates all business plans, decisions, and expectations throughout the Company via a variety of communication methods
4.	Allocates and manages resources, primarily staff, sufficient to meet business plan requirements:
a.	Forecasts staff needs and staffs accordingly
b.	Selects and develops capable managers; conducts/oversees individual performance appraisals and compensation levels
c.	Holds staff accountable for attaining respective performance objectives and complying with established policies
d.	Manages overall staffing resources for the Company by hiring, rewarding, promoting, disciplining, terminating all company employees as necessary to meet the business plans and budgets
5.	Has direct oversight of the finance and bank investment functions:
a.	Through dotted line authority helps to manage the CFO for financial integrity of all systems, reports, and compliance
b.	Oversees asset/liability function
c.	Oversees bank investment portfolio
d.	Oversees all financial controls
e.	Oversees all financial reporting and accounting, ensuring accuracy, timeliness, and compliance
f.	Certifies to the Chairman/CEO the accuracy of all financial regulatory filings based on review with CFO and certifies Corporation financial statements to Chairman of Board of Directors and Chief Executive Officer of Corporation.
6.	Has direct oversight of support operating areas:
a.	Directly manages EVP of support areas for efficient operations of respective functions and EVP position created specifically to assist President and Chief Operating Officer
b.	Oversees loan accounting
c.	Oversees operations and information technology
d.	Oversees company wide risk management
e.	Oversees subsidiaries including tax lien, leasing, and RBA Capital
7.	Manages special projects:
a.	Performs market analysis and environmental scanning for opportunities
b.	Identifies acquisition and merger opportunities
c.	Assists with capital acquisition and capital development
d.	Performs all financial analysis applicable to opportunities
e.	Negotiates purchase and sale agreements
f.	Assists in joint venture/investor negotiations
8.	Has direct oversight of asset quality via the Credit function:
a.	Through dotted line authority helps to manage the Chief Credit Officer for appropriate asset quality

b.	Oversees lending policy relative to credit quality
c.	Oversees loan approval process
d.	Oversees loan delinquency
e.	Oversees loan documentation
9.	Has direct oversight of the Special Assets function which provides workout and recovery work on assets in collection/recovery status; manages the manager of this function.
10.	Has direct oversight of the Retail/Branch function of the Bank:
a.	Manages the executive in charge of the Retail Branch function for the efficient delivery of all retail products to customers
b.	Oversees all branch operations and administration
c.	Oversees all regulatory compliance in the deposit area
d.	Oversees all security
e.	Oversees all facilities
f.	Oversees all retail product development, management, and monitoring
g.	Oversees all retail market trends and competitive environment
11.	On a periodic and as available basis, represents the Company in the external marketplace in community events, business functions, and with a wide variety of customers and potential customers in promoting the Company’s image and brand.
12.	Participates and handles other responsibilities as required to properly manage the Company in the best interests of the shareholders and as prescribed in writing from time to time by the Chairman or Board of Directors.
Job Description Review / Evaluation
Type of Evaluation
☐ Position Description Qualitative Evaluation Completed
☐ Other

Date Completed:		By Whom Completed:
Approved By		On
	Chairman of the Board		Date